Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Diversified Healthcare Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Debt	Debt Securities	Rule 457(o)	—	—	—	—	—
	Equity	Preferred Shares of Beneficial Interest	Rule 457(o)	—	—	—	—	—
	Equity	Depositary Shares Representing Preferred Shares(4)	Rule 457(o)	—	—	—	—	—
	Equity	Common Shares of Beneficial Interest, $.01 par value per share	Rule 457(o)	—	—	—	—	—
	Other	Warrants	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)(2)	(1)(2)	$1,500,000,000(1)(2)(3)	0.0001476	$221,400
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,500,000,000		$221,400
	Total Fees Previously Paid							—
	Total Fee Offset							—
	Net Fee Due							$221,400

(1)	An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $1,500,000,000 or the equivalent thereof in one or more currencies or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $1,500,000,000 to the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, including under any anti-dilution provisions, or that are issued in units or represented by depositary shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event the Registrant elects to offer to the public fractional interests in preferred shares of beneficial interest registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and preferred shares of beneficial interest will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.